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DRAFT                                                            EXHIBIT I
                                                                 FILE 70-9317


                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                               New York, NY 10005



June 16, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Form U-1 Application-Declaration

Dear Ladies and Gentlemen:

                  We refer to the Form U-1 Application-Declaration (the "Application-Declaration"), filed by Interstate Energy Corporation ("IEC") a Wisconsin corporation and a registered holding Company under the Public Utility Holding Company Act of 1935, as amended. Capitalized terms and parties not defined herein shall have the meanings ascribed to such terms and parties in the Application-Declaration.

                  The Application-Declaration requests authorization for: (i) IEC and Alliant Industries, Inc. ("Alliant") to issue notes and/or commercial paper, (ii) IEC and Alliant to make capital contributions, (iii) the subsidiaries of each of IEC and Alliant to incur short-term borrowings, and
(iv) IEC and its subsidiaries, including Alliant, to establish and utilize a system of separate money pools to coordinate and provide for the short-term cash requirements of the applicants (collectively, the "Transaction"). We have acted as counsel for IEC in connection with the Transaction and, as such counsel, we are familiar with the corporate proceedings taken and to be taken by IEC
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in connection with the Transaction as described in the Application-Declaration.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of IEC, certificates of public officials, certificates of officers and representatives of IEC and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements of governmental officials and upon representations made by officers of IEC and other appropriate persons, and statements contained in the Application-Declaration.

                  The opinions expressed below in respect of the Transaction described in the Application-Declaration are subject to the following assumptions or conditions:

                  a. The Transaction shall have been duly authorized and approved to the extent required by federal and state law and by the Board of Directors of IEC;

                  b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting the Application-Declaration and permitting the Application-Declaration to become effective with respect to the Transaction;

                  c. The Transaction shall have been accomplished in accordance with all approvals, authorizations, consents, certificates and orders of any applicable state commission or regulatory authority required for the consummation of the Transaction, and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect;

                  d. The commercial paper and other notes proposed to be issued by IEC and Alliant to non-associate companies, and the notes proposed to be issued by borrowing applicants to lending Applicants, shall be substantially in the form attached as exhibits to the Application-Declaration and shall be properly completed and executed and, where required, countersigned;

                  e. The rates of interest on the commercial paper and notes that are the subject of the Application-Declaration shall not exceed the interest rates permitted by applicable state and federal law;


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                  f. Borrowings will not exceed those levels permitted from time to time by the borrowing Applicant's Articles or Certificate of Incorporation or other governing corporate documents and debt instruments and agreements to which the borrowing Applicant is a party or by which its property is bound, and applicable laws and orders of governmental and regulatory authorities with jurisdiction over such borrowing Applicant;

                  g. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above; and

                  h. The consummation of the Transaction shall be conducted under our supervision, and all legal matters incident thereto shall be satisfactory to us, including the receipt in satisfactory form of such opinions of other counsel, qualified to practice in jurisdictions pertaining to such transaction in which we are not admitted to practice, as we may deem appropriate.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the Transaction is consummated in accordance with the Application-Declaration, and subject to the assumptions and conditions set forth above:

                  1. IEC will be validly organized and duly existing under the laws of the State of Wisconsin. Alliant will be validly organized and duly existing under the laws of the State of Wisconsin;

                  2. All state laws applicable to the Transaction will have been complied with;

                  3. The lending Applicants will legally acquire any promissory notes of the borrowing Applicants issued in connection with the Transaction;

                  4. The commercial paper and notes proposed to be issued by IEC and Alliant to non-associate companies will be valid and binding obligations of IEC and Alliant, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

                  5. The consummation of the Transaction will not violate the legal rights of the holders of any securities issued by any Applicant.


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                  We hereby consent to the use of this opinion as an exhibit to the Application-Declaration. The opinions set forth herein are issued and expressed as of the date hereof. We do not assume or undertake any responsibility to advise you of changes in either fact or law which may come to our attention after the date hereof.


Very truly yours,

Milbank, Tweed, Hadley & McCloy

MDD/____


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